Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES RETIREMENTS

OF DIVISION PRESIDENT WILLIAM S. HUSSEY

AND CHIEF INFORMATION OFFICER J. GARY SEAY

FRANKLIN, Tenn. (November 4, 2015) – Community Health Systems, Inc. (NYSE: CYH) announced today that two of its corporate officers, Division President William S. Hussey and Chief Information Officer J. Gary Seay, will retire at the end of the year.

William (Bill) Hussey currently oversees Division VI Operations, which includes affiliated hospitals in Florida, Georgia and South Carolina. He joined Community Health Systems in June 2001 as a group assistant vice president. He was named Division President in 2007. During his tenure with Community Health Systems, Hussey has overseen the strategic acquisitions of several hospitals and large multi-specialty clinics, and he was a key member of the integration team in the acquisitions of Triad Hospitals, Inc. and Health Management Associates, Inc. Hussey has served as a member of the board of directors of the Federation of American Hospitals and the Coalition to Protect America’s Healthcare. He is a Fellow of the American College of Healthcare Executives.

Commenting on the announcement, Wayne T. Smith, chairman and chief executive officer of Community Health Systems, Inc., said, “Bill Hussey’s passion for creating the best possible healthcare experience for patients has been a guiding force for the many hospitals he has led across our organization. He is first and foremost a champion of clinical excellence, quality and safety. We also have benefitted from Bill’s experience as an astute hospital operator, his deep knowledge of our industry and his relentless attention to the details of our business. Bill’s enduring impact on our organization will continue through the excellent care delivered in hospitals across America.”

Gary Seay joined Community Health Systems in 1997 to lead technology initiatives and information systems. He has been instrumental in the Company’s work to implement electronic health records in affiliated hospitals and clinics and to bring forth technologies to advance operational and financial performance, security and information infrastructure. Seay has overseen the deployment of standardized IT systems and numerous IT conversions for hospital, healthcare system and clinic acquisitions. Seay’s community involvement spans numerous charitable organizations and academic and technology councils, including his service as a board member of the Nashville Technology Council, past chair of the Tennessee HIMSS CIO Advisory Council and adjunct assistant professor of management at Vanderbilt’s Owen Graduate School of Management.

Smith noted, “The evolution of healthcare IT over these years has been nothing short of remarkable. Gary Seay has stayed at the forefront of how technology and information systems can improve patient care and operational and financial processes. He has accepted every challenge, stayed adaptable through rapid change and always focused on doing what is right for our patients, hospitals, clinics and business. He has assembled an excellent, skilled team that will continue to push our company forward through IT initiatives.”

In closing, Smith said, “A hallmark of our company’s success has been our tenured, experienced leadership team. Bill and Gary have been part of this team for many years, and they have contributed to our exponential growth and many accomplishments over the years. We will miss their leadership, but we also look forward to fresh perspectives as our company works through transformational change in the months ahead, especially with the spin-off of Quorum Health Corporation and the realignment of our operating divisions early next year. I am confident that we have the right strategies, the resolve and a deep bench of leadership resources to move our organization forward with continued success.”

Successors for Hussey and Seay will be named before the end of the year.

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Community Health Systems Announces Retirement of Corporate Officers

November 4, 2015

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. Through its subsidiaries, the Company currently owns, leases or operates 198 affiliated hospitals in 29 states with an aggregate of approximately 30,000 licensed beds. The Company has announced plans for a spin-off transaction to create a new, publicly-traded company, Quorum Health Corporation, with 38 affiliated hospitals and related outpatient services in 16 states, together with Quorum Health Resources, LLC, a subsidiary providing management and consulting services to non-affiliated hospitals. The transaction is expected to close during the first quarter of 2016. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the expected timing of the completion of the spin-off transaction and realignment of the Company’s operating divisions and other statements that are not historical facts. Such statements are based on the views and assumptions of the management of the Company and are subject to significant risks and uncertainties. There can be no assurance that the proposed transaction or these future events will occur as anticipated, if at all, or that actual results will be as expected. Actual future events or results may differ materially from these statements. Such differences may result from a number of factors, including but not limited to: the timing and completion of the proposed transaction; a failure to obtain necessary regulatory approvals; a failure to obtain assurances of anticipated tax treatment; a deterioration in the business or prospects of the Company or Quorum Health Corporation; adverse developments in the Company’s or Quorum Health Corporation’s markets; adverse developments in the U.S. or global capital markets, credit markets or economies generally; the risk that the benefits of the proposed transaction may not be fully realized or may take longer to realize than expected; the impact of the proposed transaction on the Company’s third-party relationships; the Company’s ability following completion of the spin-off to identify and acquire additional hospitals in larger and more urbanized markets with terms that are attractive to the Company and to integrate such acquired hospitals; and changes in regulatory, social and political conditions. Additional risks and factors that may affect results are discussed in the Company’s most recent Annual Report on Form 10-K and other public filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update these statements.

Investor Contact:

W. Larry Cash, 615-465-7000

President of Financial Services and Chief Financial Officer

or

Media Contact:

Tomi Galin, 615-628-6607

Senior Vice President, Corporate Communications, Marketing and Public Affairs

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